UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2008

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 3, 2008, Southwestern Energy Company (the “Company”) announced that its subsidiary, SEECO, Inc. (“SEECO”) had entered into an asset purchase agreement with XTO Energy Inc., dated April 1, 2008 (the “Asset Purchase Agreement”), pursuant to which SEECO is selling certain oil and gas leases, wells and gathering equipment held by the Company in its Fayetteville Shale play for approximately $519.6 million in cash.  Pursuant to the Asset Purchase Agreement, SEECO will sell approximately 55,631 net acres of oil and gas leases located in the southeast portion of the Company’s focus area in the Fayetteville Shale play.  Estimated production from the assets to be sold was approximately 10.5 million cubic feet of natural gas equivalent per day as of March 17, 2008.  March 1, 2008 is the economic effective date for the sale.  The agreement contains customary representations and warranties and indemnity obligations with respect to losses relating to, among other things, breaches of representations or warranties and certain retained and assumed obligations.  Some of these indemnification obligations are subject to a deductible equal to 1% of the purchase price and a cap equal to 5% of the purchase price.  The Asset Purchase Agreement also contains customary closing conditions for transactions of this type and is expected to close by May 5, 2008.

SECTION 8 - Other Events

Item 8.01 Other Events.

On April 3, 2008, the Company issued a press release announcing the entry into the Asset Purchase Agreement referred to in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SECTION 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibits.  The following exhibit is being furnished as part of this Report.

Exhibit Number	Description

99.1	Press release issued by Southwestern Energy Company on April 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: April 4, 2008	By:	/s/ GREG D. KERLEY
	Name:	Greg D. Kerley
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by Southwestern Energy Company on April 3, 2008.